UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Glass Lewis Recommends Aerojet Rocketdyne Stockholders Vote

FOR Request to Call Special Meeting of Stockholders

EL SEGUNDO, Calif., May 16, 2022. Eileen Drake (the CEO of Aerojet Rocketdyne (NYSE: AJRD)) and the other members of the Committee For Aerojet Rocketdyne Shareholders and Value Maximization (the “Committee”) today announced that Glass, Lewis & Co. has recommended that stockholders consent to the request of special meeting of stockholders sought by the Committee. Glass Lewis is one of the nation’s leading independent proxy voting advisory services, and their recommendations are relied upon by hundreds of major institutional investment firms, mutual funds and other fiduciaries.

In supporting Ms. Drake’s and the Committee’s solicitation to call a special meeting, Glass Lewis reviewed the history of Mr. Lichtenstein’s string of ever-evolving excuses over the last three months to continuously push out the 2022 annual meeting of stockholders and concluded:

•	“…adequate information already exists to suggest the Lichtenstein Parties have taken something of an overly malleable approach to the “right” annual meeting date for shareholders.”

•	“We believe this pliable procession, on its own, arguably already establishes a foundational case for intervention.”

In particular, Glass Lewis highlighted Mr. Lichtenstein’s recent statement that his proposed mid-July annual meeting date would likely occur “just weeks” after the special meeting. Glass Lewis stated:

•

“Just as problematic … is the fact that Mr. Lichtenstein’s communique seems to imply pushing the annual meeting out to mid-July should be viewed as something of a nominal inconvenience to the shareholder franchise… .”

•

“We find this to be a disconcertingly relaxed approach to securing a clear shareholder mandate, given a battery of existing AGM delays, hampered executive effectiveness and the continued presence of a progress-stifling board deadlock.”

•	“In short, we do not consider Mr. Lichtenstein’s more recent case against calling a special meeting finds meaningful purchase.”

Glass Lewis concluded by stating: “Given the sum of available information, including what seems to be ARD’s tenuously fixed meeting date, the inability of the current board to efficiently and effectively represent the interests of ARD’s unaffiliated investors and what we consider to be comparatively limited risk associated with setting a firm backstop on a process that has pushed ARD well beyond its typical annual meeting date, we believe there is adequate cause for investors to support the current solicitation at this time.”

Shareholders with questions can contact our solicitor: D.F. King & Co., (212) 269-5550 (collect) or via e-mail at AJRD@dfking.com.

Important Information

This communication is being sent by members of the Committee in our individual capacity, and not on or behalf of Aerojet Rocketdyne Holdings, Inc (the “Company”). No Company resources were used in connection with these materials. We have neither sought nor obtained consent from any third party to use any statements or information indicated herein. On May 3, 2022, Eileen P. Drake and the other members of the Committee For Aerojet Rocketdyne Shareholders and Value Maximization filed a definitive solicitation statement with the Securities and Exchange Commission in connection with the solicitation of agent designations to call a special meeting of stockholders of the Company.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com